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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                               ----------------------

                                      FORM 8-K


                                   CURRENT REPORT
       PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                 Date of Report (Date of earliest event reported)
                                    JUNE 1, 1998


                             CS WIRELESS SYSTEMS, INC.
               (Exact name of registrant as specified in its charter)




           DELAWARE                     333-3288                 23-2751747
       (State or other          (Commission File Number)     (I.R.S. Employer
jurisdiction of incorporation)                              Identification No.)


             200 CHISHOLM PLACE
                  SUITE 202
                 PLANO, TEXAS                                  75075
    (Address of principal executive offices)                (Zip Code)


        Registrant's telephone number, including area code:  (972) 633-4000


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ITEM 5.  OTHER EVENTS

     CS Wireless Systems, Inc. (the "Company") has appointed, effective June 1, 1998, Joseph W. Autem as Senior Vice President and Chief Financial Officer of the Company. Mr. Autem, a director of Broadcast.com, Inc. (formerly known as AudioNet, Inc.) since September, 1996, was previously engaged as a partner of Vision Technology Partners, a private investment company. In July, 1996 to December, 1996, Mr. Autem served as Chief Financial Officer of Broadcast.com. From 1992 to 1996, Mr. Autem served as Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of OpenConnect Systems, Inc., a software company. In addition to serving as Chief Financial Officer, Mr. Autem will assume investor relation responsibilities for the Company.

     Effective June 23, 1998, John H. Burgoyne became a director of the Company. Mr. Burgoyne was designated to serve on the Board as an independent director by Heartland Wireless Communications, Inc. ("Heartland"), the owner of approximately 36% of the outstanding common stock of the Company. The designation was made pursuant to the terms of the Stockholders' Agreement ("Stockholders' Agreement") dated as of February 23, 1996 by and among Heartland, CAI Wireless Systems, Inc. ("CAI"), the Company's largest stockholder, and the Company.

     Mr. Burgoyne has served as president of Burgoyne and Associates, a privately held consulting company, since March, 1996. Mr. Burgoyne was employed at various positions at IBM from 1964 through 1996, including serving as general manager of IBM Travel and Transportation Industries, Asia Pacific from 1995 through February, 1996 and serving as President and General Manager of IBM China Corporation Ltd. from 1992 to 1994.

     Mr. Burgoyne replaced Michael D. Sitton as one of three Heartland designees to the Board of Directors of the Company. Mr. Sitton has agreed to serve as one of four designees of CAI to the Board pursuant to the Stockholders' Agreement; he will fill the independent director position vacated by William Sprague effective October 20, 1997.

ITEM 7.  FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS

        (c)  Exhibits

             None

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: July 2, 1998               CS WIRELESS SYSTEMS, INC.

                                   BY:  /s/ Albert G. McGrath, Jr.
                                      ----------------------------------
                                   ALBERT G. MCGRATH, JR.
                                   GENERAL COUNSEL